Continental Energy Corporation Retains Emerging Markets Finance International to Arrange Financing for its Bangkudulis Field Development Project
Thursday March 18, 10:00 am ET

DALLAS , March 18, 2004 (PRIMEZONE) -- Continental Energy Corporation (OTC BB:CPPXF.OB – news) today announced that it has signed an agreement with Emerging Markets Finance International , LLC, (EMFI) based in Denver and London, to arrange $5,000,000 of project financing for its Bangkudulis Field Development.

``Now that we have filed the Plan of Development for the Bangkudulis Oil Field with the Government of Indonesia, we are ready to proceed with drilling the wells needed to establish production and a revenue stream,'' said Richard L. McAdoo, President and CEO of Continental. ``EMFI has specific recent experience in arranging the funding of international oil development projects similar to ours. Its knowledge of the international oil business is a big plus for us in communicating the merits of our properties to funding sources. We are confident that EMFI will enable us to conclude project financing to get our Bangkudulis Field into production.''

``Continental has assembled a very impressive management and technical team, with a demonstrated track record of implementing similar projects such as Bangkudulis,'' said John Works, Managing Director of EMFI. ``Continental has demonstrated the economic viability of commercial development of the Bangkudulis field reserves as evidenced by its recently submitted Plan of Development to the Indonesian government. We very much look forward to a successful financial close.''

``Assuming a successful funding effort, we should be drilling in the third quarter of 2004, and have production from the Bangkudulis Field prior to yearend,'' added James D. Eger, Continental's Vice President and CIO. ``The revenues from Bangkudulis Field production will enable us to aggressively explore our other Indonesian properties.''

About Emerging Markets Finance International, LLC:

Emerging Markets Finance International (EMFI) is a leading emerging markets international energy advisor and arranger, with oil and gas as its core area of expertise. The EMFI team is one of the world's leading energy financial advisors and arrangers for international emerging markets projects, and has developed a solid reputation in the marketplace for advising and arranging finance for quality transactions. EMFI's long-term experience in the energy sector, and more specifically its intimate knowledge of Russia, Central and Eastern Europe, Central Asia, the Middle East, North Africa, West Africa, and Latin and South America, makes the firm extremely well suited to act as financial advisor and arranger for a wide variety of financial transactions.

About Continental Energy Corporation:

Continental Energy Corporation is a small oil and gas exploration company, focused entirely on making a major oil or gas discovery in Indonesia. There it has successfully acquired production sharing contracts granting exclusive petroleum exploration and production rights to two high potential exploration concession areas, the Bengara-II and Yapen Blocks, totaling over 3 million acres; and a third concession for the development of the Bangkudulis Oil Field. Continental concentrates its efforts in Indonesia, one of the few places in the world where large tracts of highly prospective acreage can be accumulated. Indonesia has a long and successful history of oil and gas exploration and geological conditions are proven to be excellent for petroleum accumulation. Management has long experience in-country, and solid relationships with both industry and government at all levels. A strong and growing domestic demand for both crude oil and natural gas provides expanding and nearby markets for any production Continental establishes.

Safe Harbor Statement:

No securities regulatory authority has either approved or disapproved the contents of this news release. Certain matters discussed within this press release may be forward-looking statements within the meaning of the ``Safe Harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, political risk, terrorism, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the U.S. Securities Exchange Commission.

Contact:

Continental Energy Corp.

Jim Eger

(877) 726-2366

Craig Doctor

(604) 278-4656

Investor Relations Network

Tom Gavin

(909) 279-8884